Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 3, 2001 (except for Note 12, as to which the date is December 19, 2001), accompanying the financial statements of Biovest International, Inc. as of and for the year ended September 30, 2001 contained in the Registration Statement and Prospectus of Accentia BioPharmaceuticals, Inc. on Form S-1 and amendments (File No. 333-122769) which are included in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP Grant Thornton LLP

Minneapolis, Minnesota
December 5, 2005